EXHIBIT 5

SHAREHOLDER VOTING AGREEMENT

     SHAREHOLDER VOTING AGREEMENT (“Agreement”), effective as of June 4, 2004, by and among William R. Cruz, WRCF-I 1997 Limited Partnership, a Texas limited partnership, WRCF-II 1997 Limited Partnership, a Texas limited partnership, RLCF-I 1997 Limited Partnership, a Texas limited partnership, and RLCF-II 1997 Limited Partnership, a Texas limited partnership (individually, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

     WHEREAS, each of the Shareholders owns, directly or indirectly, shares of common stock, par value $.01 per share, of TradeStation Group, Inc. (“Common Stock”);

     WHEREAS, the Shareholders desire to set forth in this Agreement certain agreements concerning voting of the shares of Common Stock beneficially owned by the Shareholders with respect to the election of directors of TradeStation Group, Inc.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

VOTING OF COMMON STOCK

     1.01 Directors. Each Shareholder shall vote, or cause to be voted, or abstain or cause to be abstained, at each annual or special meeting of shareholders of TradeStation Group, Inc. at which directors are being elected or removed, all shares of Common Stock beneficially owned by such Shareholder (or shall execute a written consent in lieu of such meeting pursuant to which directors are being elected or removed) as directed in writing jointly by WRCF-I 1997 Limited Partnership and RLCF-I 1997 Limited Partnership with respect to all nominees for director or with respect to the removal of any director. In the event that WRCF-I 1997 Limited Partnership and RLCF-I 1997 Limited Partnership fail to give joint written instructions with respect to one or more nominees for director or with respect to the removal of any director prior to any annual or special meeting (or the delivery of any written consent), each Shareholder shall abstain from voting with respect to such nominee(s) or the director(s) proposed to be removed. With respect to all other matters as to which a vote (or written consent) of shareholders of TradeStation Group, Inc. will be made (other than the election of directors or any removal of directors), each Shareholder shall have the right to vote (or not to vote) all shares of Common Stock beneficially owned by such Shareholder as such Shareholder determines in its sole and absolute discretion.

     1.02 Purchase and Sale of Common Stock. Nothing in this Agreement shall be deemed to prevent any Shareholder from purchasing Common Stock or from selling or otherwise transferring some or all of the Common Stock held by such Shareholder. In the event that a Shareholder purchases Common Stock or is deemed to be the beneficial owner of Common Stock as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, such Common Stock shall be subject to the provisions and restrictions contained in this Agreement. In the event that any Shareholder sells any of its Common Stock in an open-

market (including, without limitation, a block trade) or other arms-length, bona fide sale transaction to an unrelated third party or parties at any time during the term of this Agreement, the transferred Common Stock will cease to be subject to the provisions and restrictions contained in this Agreement and any transferee of such Common Stock shall not be bound by the provisions and restrictions of this Agreement.

     1.03 Termination. The obligation of each Shareholder to vote all of the shares of Common Stock beneficially owned by such Shareholder in accordance with Section 1.01 shall terminate at such time as either (a) the later to occur of (i) the Shareholders cease to beneficially own, in the aggregate, shares of Common Stock representing at least 50% of the total number of shares of Common Stock then outstanding and (ii) December 31, 2004 or (b) all of the Shareholders agree in writing to the termination of this Agreement.

ARTICLE 2

MISCELLANEOUS

     2.01 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested, with postage and fees prepaid or (iii) one business day after deposit thereof with a reputable courier service for overnight delivery. Such notices, requests, demands, waivers or other communications shall be addressed to the relevant Shareholder at c/o TradeStation Group, Inc., TradeStation Building, 8050 S.W. 10th Street, Plantation, Florida 33324 or facsimile number: 954-652-7019 or to such other address and/or facsimile number as any Shareholder shall specify by notice in writing to the other Shareholders.

     2.02 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

     2.03 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     2.04 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     2.05 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     2.06 Applicable Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws rules thereof.

     2.07 Specific Performance. Without intending to limit the rights or remedies available to any party at law or in equity (all of which shall be cumulative), each party acknowledges that a violation by such party of any provision of this Agreement will cause the other parties irreparable injury for which an adequate remedy at law is not available and, therefore, the parties agree that the provisions of this Agreement shall be specifically enforceable, that each party shall be entitled to an injunction, restraining order, decree of specific performance or other form of equitable relief from any court of competent jurisdiction restraining any other party from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement, and each party hereby waives and agrees not to assert in any action or proceeding in which any such form of relief is sought any defense that a remedy at law would be adequate.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WRCF-I 1997 LIMITED PARTNERSHIP

By: WRCF-I GP, Inc., the general partner

By:	/s/ William R. Cruz
William R. Cruz, President

WRCF-II 1997 LIMITED PARTNERSHIP

By: WRCF II GP, LLC, the general partner

By: WRCF-II Manager, Inc., the Managing Member

By:	/s/ William R. Cruz
William R. Cruz, President

/s/ William R. Cruz
WILLIAM R. CRUZ

RLCF-I 1997 LIMITED PARTNERSHIP

By: RLCF-I GP, Inc., the general partner

By:	/s/ Ralph L. Cruz
Ralph L. Cruz, President

RLCF-II 1997 LIMITED PARTNERSHIP

By: RLCF II GP, LLC, the general partner

By: RLCF-II Manager, Inc., the Managing Member

By:	/s/ Ralph L. Cruz
Ralph L. Cruz, President

     The undersigned, Ralph L. Cruz, hereby acknowledges and agrees that, in the event that he purchases individually or otherwise obtains the beneficial ownership of any shares of Common Stock not otherwise directly owned by any of the other Shareholders, he shall be deemed to be a “Shareholder” under this Agreement and shall be bound by the provisions and restrictions of this Agreement.

/s/ Ralph L. Cruz
RALPH L. CRUZ

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